Exhibit 99.1

RPC, Inc. Reports Third Quarter 2023 Financial Results

ATLANTA, October 25, 2023 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter and nine months ended September 30, 2023. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production, and development of oil and gas properties throughout the United States and in selected international markets.

“RPC’s third quarter 2023 operating results for the majority of our service lines were relatively stable sequentially except for the even weaker than expected decline in pressure pumping,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “We believed this pressure pumping weakness would prove temporary and made the decision to maintain our pricing discipline and service readiness. This decision resulted in carrying costs during the quarter in anticipation of a busy fourth quarter calendar working at acceptable terms. A highlight for the quarter was the recently acquired Spinnaker cementing business. The integration has proceeded smoothly and the business positively contributed to our financial results,” concluded Palmer.

Consolidated Financial Results

For the quarter ended September 30, 2023, RPC generated revenues of $330.4 million, a decrease compared to $415.9 million in the second quarter. Revenues fell primarily due to declines in RPC’s pressure pumping business due to lower customer activity, partially offset by a full quarter of financial results from our recent cementing acquisition. Operating profit for the third quarter of 2023 was $22.7 million compared to $82.4 million in the second quarter. Net income for the third quarter of 2023 was $18.3 million, or $0.08 diluted earnings per share, compared to net income of $65.0 million, or $0.30 diluted earnings per share, in the second quarter.

Adjusted operating profit1 for the third quarter of 2023 was $22.7 million compared to $83.3 million in the second quarter of 2023. Adjusted net income2 for the third quarter of 2023 was $18.3 million, or $0.08 adjusted diluted earnings per share2, compared to adjusted net income of $65.7 million, or $0.30 adjusted diluted earnings per share, in the second quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA)3 for the third quarter of 2023, for which there was no adjustment, was $51.9 million, a decrease compared to $110.1 million in the second quarter.

1Adjusted operating profit is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating profit, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

2Adjusted net income and adjusted diluted earnings per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net income and income per share, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net income, the nearest GAAP financial measure, are disclosed in Appendix C to this press release.

Third Quarter 2023 Earnings Release

Cost of revenues, which excludes depreciation and amortization, during the third quarter of 2023 was $239.1 million compared to $265.8 million in the second quarter. These costs as a percentage of revenues were 72.4 percent in the third quarter of 2023, an increase compared to 63.9 percent of revenues in the second quarter because of lower revenues and the relatively fixed nature of direct employment costs. Selling, general and administrative expenses were $42.0 million in the third quarter of 2023 compared to $43.6 million in the second quarter of 2023. Depreciation and amortization was $28.4 million in the third quarter of 2023 compared to $26.2 million in the second quarter of 2023.

RPC’s revenues for the quarter ended September 30, 2023 decreased by $129.2 million, or 28.1 percent, compared to the third quarter of the prior year due to lower activity levels and more competitive pricing. Cost of revenues, which excludes depreciation and amortization, during the third quarter of 2023 decreased by $70.7 million compared to the third quarter of 2022. As a percentage of revenues, cost of revenues increased to 72.4 percent in the third quarter of 2023 from 67.4 percent in the third quarter of 2022.

Selling, general and administrative expenses increased by $3.8 million in the third quarter of 2023 compared to the third quarter of the prior year. RPC’s operating profit in the third quarter of 2023 was $22.7 million, compared to $92.2 million in the third quarter of 2022. Net income for the third quarter of 2023 was $18.3 million compared to $69.3 million in the third quarter of 2022. EBITDA3, in the third quarter of 2023 was $51.9 million compared to $113.0 million in the third quarter of 2022.

For the nine months ended September 30, 2023, revenues increased 9.2 percent to $1.2 billion compared to $1.1 billion for the same period last year. Net income for the nine-month period was $154.9 million, or $0.71 diluted earnings per share, compared to net income of $131.4 million, or $0.61 diluted earnings per share, in the same period last year.

Rig Count and Commodity Price Statistics

The average U.S. domestic rig count during the third quarter of 2023 was 649, a 9.7 percent decrease compared to the second quarter of 2023, and a 14.7 percent decrease compared to the third quarter of 2022. The average price of oil during the third quarter of 2023 was $82.17 per barrel, an 11.7 percent increase compared to the second quarter of 2023, but an 11.5 percent decrease compared to the third quarter of 2022. The average price of natural gas during the third quarter of 2023 was $2.59 per Mcf, an increase of 19.9 percent compared to the second quarter of 2023, but a 67.8 percent decrease compared to the third quarter of the prior year.

Third Quarter 2023 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments – Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, cementing, nitrogen, hydraulic workover services, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe inspection and storage services, and oilfield training services.

Technical Services third quarter 2023 revenues decreased by 22.3 percent compared to the prior quarter and decreased by 30.5 percent compared to the same period of the prior year. Technical Services generated an operating profit of $18.9 million in the third quarter of 2023 compared to $77.0 million in the prior quarter and an operating profit of $89.5 million in the third quarter of the prior year. The year-over-year declines in Technical Services operating results were driven by lower pressure pumping revenues, the largest service line within Technical Services.

Support Services revenues increased by 5.8 percent during the third quarter of 2023 compared to the prior quarter and increased by 14.8 percent compared to the same period of the prior year. The increases in revenues were due to higher activity levels in rental tools as compared to both comparable periods. Support Services generated an operating profit of $6.9 million in the third quarter of 2023 and $7.9 million in the second quarter of 2023. Third quarter 2023 Support Services operating profit increased by $1.6 million compared to the third quarter of the prior year due to higher activity levels and leverage of higher revenues over costs that are fixed during the short term.

Third Quarter 2023 Earnings Release

(In thousands)	Three Months Ended			Nine Months Ended
(Unaudited)	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Revenues:
Technical Services	$303,069	$390,018	$435,775	$1,145,078	$1,058,227
Support Services	27,348	25,840	23,826	77,865	61,505
Total revenues	$330,417	$415,858	$459,601	$1,222,943	$1,119,732
Operating profit:
Technical Services	$18,912	$77,017	$89,455	$199,462	$171,093
Support Services	6,861	7,920	5,278	21,425	11,392
Corporate expenses	(4,840)	(4,672)	(4,106)	(14,593)	(13,160)
Pension settlement charges	-	(911)	-	(18,286)	-
Gain on disposition of assets, net	1,778	3,015	1,543	7,729	6,295
Total operating profit	$22,711	$82,369	$92,170	$195,737	$175,620
Interest expense	(101)	(73)	(143)	(246)	(543)
Interest income	1,450	2,698	329	6,003	472
Other income (expense), net	804	631	(67)	2,196	516
Income before income taxes	$24,864	$85,625	$92,289	$203,690	$176,065

RPC, Inc. will hold a conference call today, October 25, 2023 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (888) 440-5966, or (646) 960-0125 for international callers, and use conference ID number 9842359. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our expectations regarding a busy calendar in the fourth quarter working at acceptable terms. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates, and expectations is contained in RPC's Form 10-K for the year ended December 31, 2022.

Third Quarter 2023 Earnings Release

For information about RPC, Inc., please contact:

Michael L. Schmit, Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers, Vice President Corporate Services

(404) 321-2162

JLanders@rpc.net

Third Quarter 2023 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended			Nine Months Ended
Periods ended, (Unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
REVENUES	$330,417	$415,858	$459,601	$1,222,943	$1,119,732
COSTS AND EXPENSES:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	239,084	265,786	309,790	810,120	779,544
Selling, general and administrative expenses	42,012	43,604	38,243	127,813	110,362
Pension settlement charges	-	911	-	18,286	-
Depreciation and amortization	28,388	26,203	20,941	78,716	60,501
Gain on disposition of assets, net	(1,778)	(3,015)	(1,543)	(7,729)	(6,295)
Operating profit	22,711	82,369	92,170	195,737	175,620
Interest expense	(101)	(73)	(143)	(246)	(543)
Interest income	1,450	2,698	329	6,003	472
Other income (expense), net	804	631	(67)	2,196	516
Income before income taxes	24,864	85,625	92,289	203,690	176,065
Income tax provision	6,547	20,612	22,949	48,836	44,707
NET INCOME	$18,317	$65,013	$69,340	$154,854	$131,358

EARNINGS PER SHARE
Basic	$0.08	$0.30	$0.32	$0.71	$0.61
Diluted	$0.08	$0.30	$0.32	$0.71	$0.61

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	216,333	216,398	216,647	216,631	216,485
Diluted	216,333	216,398	216,647	216,631	216,485

Third Quarter 2023 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(In thousands)
	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$171,874	$126,424
Accounts receivable, net	326,778	416,568
Inventories	109,969	97,107
Income taxes receivable	62,889	42,403
Prepaid expenses	11,701	17,753
Other current assets	3,228	3,086
Total current assets	686,439	703,341
Property, plant and equipment, net	436,336	333,093
Operating lease right-of-use assets	25,567	28,864
Finance lease right-of-use assets	1,101	-
Goodwill	50,824	32,150
Other intangibles, net	13,354	1,084
Other assets	33,752	30,481
Total assets	$1,247,373	$1,129,013

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$88,389	$115,213
Accrued payroll and related expenses	27,909	33,161
Accrued insurance expenses	6,760	3,232
Accrued state, local and other taxes	6,196	4,296
Income taxes payable	259	499
Pension liabilities	-	9,610
Current portion of operating lease liabilities	7,959	10,728
Accrued expenses and other liabilities	2,640	1,864
Total current liabilities	140,112	178,603
Long-term accrued insurance expenses	9,489	7,149
Long-term retirement plan liabilities	21,898	23,106
Deferred income taxes	50,472	37,473
Long-term operating lease liabilities	19,040	19,517
Long-term finance lease liabilities	882	-
Other long-term liabilities	7,724	5,430
Total liabilities	249,617	271,278
Common stock	21,623	21,661
Capital in excess of par value	-	-
Retained earnings	978,496	856,013
Accumulated other comprehensive loss	(2,363)	(19,939)
Total stockholders' equity	997,756	857,735
Total liabilities and stockholders' equity	$1,247,373	$1,129,013

Third Quarter 2023 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measure of adjusted operating profit in today's earnings release and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating profit, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating profit enables us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most directly comparable GAAP measure. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating Profit to Adjusted Operating Profit is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Reconciliation of Operating Profit to Adjusted Operating Profit

Operating Profit	$22,711	$82,369	$92,170	$195,737	$175,620
Add:
Pension settlement charges	-	911	-	18,286	-
Adjusted Operating Profit	$22,711	$83,280	$92,170	$214,023	$175,620

Third Quarter 2023 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net income and adjusted diluted earnings per share in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net income, income per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net income and adjusted income per share, enable us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of these non-GAAP measures with their most directly comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

Third Quarter 2023 Earnings Release

The Reconciliation of Net Income to Adjusted Net Income and the Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Reconciliation of Net Income to Adjusted Net Income

Net Income	$18,317	$65,013	$69,340	$154,854	$131,358
Adjustments:
Pension settlement charges, before taxes	-	911	-	18,286	-
Tax effect of pension settlement charges *	-	(220)	-	(4,389)	-
Total adjustments, net of tax	-	691	-	13,897	-

Adjusted Net Income	$18,317	$65,704	$69,340	$168,751	$131,358

* The sum of adjustments for the three-month periods presented may differ from the amounts for the six month period due to the differences in effective tax rate for each period.

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Diluted Earnings Per Share	$0.08	$0.30	$0.32	$0.71	$0.61
Add:
Pension settlement charges, net of tax	$0.00	$0.00	$0.00	$0.07	$0.00

Adjusted Diluted Earnings Per Share	$0.08	$0.30	$0.32	$0.78	$0.61

Weighted Average Shares Outstanding	216,333	216,398	216,647	216,631	216,485

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation, and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) in today's earnings release and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net income or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as measures of operating performance because they allow us to compare performance consistently over various periods without regard to changes in our capital structure. Adjusted EBITDA is useful to compare operating performance net of unusual or non-recurring charges. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

Third Quarter 2023 Earnings Release

The Reconciliation of Net Income to EBITDA and Adjusted EBITDA is shown below:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net Income	$18,317	$65,013	$69,340	$154,854	$131,358
Add:
Income tax provision	6,547	20,612	22,949	48,836	44,707
Interest expense	101	73	143	246	543
Depreciation and amortization	28,388	26,203	20,941	78,716	60,501
Less:
Interest income	1,450	2,698	329	6,003	472
EBITDA	$51,903	$109,203	$113,044	$276,649	$236,637
Add:
Pension settlement charges	-	911	-	18,286	-
Adjusted EBITDA	$51,903	$110,114	$113,044	$294,935	$236,637